EXHIBIT 99

THE MIDLAND COMPANY
7000 MIDLAND BOULEVARD
AMELIA, OHIO 45102-2607
(513) 943-7100

MAILING ADDRESS
P.O BOX 1256
CINCINNATI, OHIO 45201

For Immediate Release	January 12, 2005

Contact:
John I. Von Lehman, Executive Vice President and CFO (513) 943-7100

The Midland Company Anticipates Record Setting Fourth Quarter

•    Anticipates Fourth Quarter Earnings Per Share in $1.17 to $1.22 Range

•    Well Ahead of Previous Expectations

•    Strong Underwriting Results Drive Fourth Quarter Earnings

•    Momentum Expected to Continue Through 2005

Cincinnati, Ohio, January 12, 2005 — The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, today announced that it anticipates record setting fourth quarter earnings. Based on preliminary data, the company is anticipating (diluted) earnings per share for the fourth quarter in the range of $1.17 to $1.22, which includes approximately 14 cents of net realized capital gains. This compares to fourth quarter 2003 (diluted) earnings per share of $0.56, which included 9 cents in net realized capital gains.

John W. Hayden, Midland president and chief executive officer said, “We are very excited about our anticipated fourth quarter results. During the quarter, we experienced strong underwriting results from our property products, including manufactured housing and site-built dwelling. The positive trends in the motorcycle line that we experienced earlier in 2004 also continued in the fourth quarter. The underwriting results from our property and casualty lines certainly suggest that our business is healthy and well positioned for future growth.”

Hayden said, “The solid performance of our specialty property and casualty products clearly reflects our sound business fundamentals. Throughout the year, our core products, including manufactured housing and site-built dwelling, consistently produced strong non-catastrophe underwriting results. We also made tremendous progress in turning our motorcycle line towards profitability. We remain well ahead of plan and are even expecting a modest level of profitability from the motorcycle line for the 2004 full year, which certainly bodes well for 2005.”

The company also expects its results for the full year to be well ahead of previous expectations. “It is particularly gratifying to experience these terrific results on the heels of this year’s challenging hurricane season. Our strong core non-catastrophe underwriting results, disciplined underwriting approach and comprehensive reinsurance program enabled us to overcome the challenges of the volatile weather conditions and demonstrate our true value to our shareholders,” said Hayden.

2005 Outlook

“The performance of our major specialty products in 2004 leaves us extremely well positioned as we move into 2005. Assuming normal weather patterns, we anticipate a full year 2005 property and casualty combined ratio in the range of 95 percent to 96.5 percent,” Hayden said. “We also anticipate moderately higher levels of investment income. Based on these levels of underwriting profit and investment income and given normal weather conditions in 2005, we anticipate full-year 2005 (diluted) earnings per share in the range of $2.55 to $2.85, assuming no net realized capital gains or losses.”

The Midland Company Anticipates Record Setting Fourth Quarter
January 12, 2005

Upcoming Conference Call

The company will further discuss its 2004 results and 2005 outlook at its quarterly conference call on February 10, 2005 at 1:30 p.m. (EST).

About the Company

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 96 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

Forward Looking Statements Disclosure

Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2004 and beyond. The forward-looking statements involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company’s business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company’s filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.